UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  June 10, 2011

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33842	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7548 West Sahara Avenue #102 Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

11742 Stonegate Circle Omaha, Nebraska 68164
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 10, 2011, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with KeyOn CommX LLC, a Nevada limited liability company and our a wholly-owned subsidiary (“KeyOn Commx LLC”), CommX Holdings, Inc., a Florida corporation (“CommX Holdings”), CommX, Inc., a Florida corporation (“CommX Inc.”) and Communications Xchange, LLC, a Florida limited liability company, (“Xchange” and together with CommX Holdings and CommX Inc., the “Sellers”) pursuant to which we acquired substantially all of the Sellers’ assets used in providing services commonly known as hosted Voice over Internet Protocol (“VoIP”)to commercial and residential customers as well as certain other assets related to Internet addresses (collectively, the “Assets”) in exchange for (i) $500,000 in cash that is due within 2 weeks of the date of the Asset Purchase Agreement, (ii) a promissory note issued by KeyOn Commx LLC in the principal amount of $3.5 million (the “Note”), (iii) 2,000,000 shares of our common stock (the “Shares”) and (iv) a warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.40 per share (the “Warrant”).   In addition, we assumed certain obligations required to provide the VoIP services. The VoIP services acquired include, but are not limited to offerings, such as Business Line, Standard PBX station, Premium PBX station and numerous value-added calling features as well as SIP trunking, which generally serve to either replace or complement traditional voice telecommunications services. The Asset Purchase Agreement contains customary representations and warranties.

The Note accrues interest at the rate of 5% per annum and is payable in 10 equal quarterly installments of $374,510.76 commencing August 31, 2011. However, in the event that we complete an equity financing or series of equity financings that result in gross proceeds of at least $5,000,000, we are required to make a mandatory prepayment of $1,500,000 under the Note. The Note contains a variety of events of default that are typical for transactions of this type.

The Warrant is exercisable for cash in whole or in part at any time on or before June 10, 2016. In addition, the exercise price of the Warrant and the number of shares issuable upon exercise of the Warrant are subject to adjustments for stock splits, combinations or similar events.

The Asset Purchase Agreement, the Warrant and the Note are attached as Exhibits 2.1, 4.1 and 10.1, respectively, to this Current Report on Form 8-K. The above descriptions are qualified by reference to the complete text of the documents and agreements described. However, those documents and agreements, including, without limitation, the representations and warranties contained in those documents, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s reports under the Securities Exchange Act of 1934, as amended.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed under this Item 2.03 is set forth above under Item 2.01.

Item 3.02. Unregistered Sales of Equity Securities.

On June 10, 2011, we issued the Shares, the Note and the Warrant described in Item 2.01 of this Current Report on Form 8-K as partial consideration for the Assets. The details of this transaction are described in Item 2.01, which is incorporated in its entirety by this reference into this Item 3.02.

The Shares, the Note and the Warrant were issued to an accredited investor in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated by the SEC thereunder.

Item 7.01 Regulation FD Disclosure.

On June 15, 2011, we issued a press release announcing the signing of the Asset Purchase Agreement disclosed in Item 2.01 above. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits

         (d)      Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement dated June 10, 2011 by and between KeyOn CommX LLC and KeyOn Communications Holdings Inc. and CommX Holdings, Inc, CommX, Inc and Communications Xchange, LLC

4.1	Five Year Warrant Issued to CommX Holdings, Inc. to Purchase 1,000,000 shares of Common Stock

10.1	5% Promissory Note issued by KeyOn CommX LLC, Inc. in the principal sum of $3,500,000

99.1	Press Release dated June 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: June 15, 2011	By:	/s/ Jonathan Snyder
		Name:	Jonathan Snyder
		Title:	Chief Executive Officer